FOR IMMEDIATE RELEASE

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES THIRD QUARTER 2007 RESULTS

McLean, VA - November 6, 2007: JER Investors Trust Inc. (NYSE: JRT) today reported results for the quarter ended September 30, 2007:

Third Quarter Highlights:

•
Liquidity: As of November 6, 2007, we have $92.2 million of unrestricted cash. At September 30, 2007, we had $65.9 million in aggregate cash, consisting of $65.7 million in unrestricted cash plus an additional $0.2 million of restricted cash.

•
Continued Focus on Commercial Real Estate Backed Assets: We continue to focus on investments collateralized by commercial real estate assets. We have no investments in single family residential mortgages or residential mortgage backed securities. However, at September 30, 2007, the Company continued to have one $17.5 million mezzanine real estate loan collateralized by garden-style apartments located in Florida that have been converted to for-sale condominiums.

•
Growth of Operating Results: Generated net income of $10.5 million, or $0.41 per diluted share, and $30.4 million, or $1.18 per diluted share for the three and nine months ended September 30, 2007, respectively, representing a 28.1% and 34.1% increase in net income per diluted share from the same periods in 2006. The results for the three and nine months ended September 30, 2007 include impairment charges of $0.8 million on CMBS investments.

•
Increased Funds from Operations: Generated funds from operations (“FFO”) of $10.9 million, or $0.43 per diluted share, and $31.3 million, or $1.22 per diluted share, for the three and nine months ended September 30, 2007, respectively, representing a 34.4% and 38.6% increase in FFO per diluted share from the same periods in 2006.

•	Dividends: Declared third quarter 2007 dividend of $0.45 per share of common stock, a 13% increase from the third quarter of 2006.

•
Stockholders’ Equity: Stockholders’ equity at September 30, 2007 is $219.1 million compared to $370.0 million at December 31, 2006. The decline is primarily due to changes in the estimated fair values of our CMBS investments resulting from significant widening of credit spreads. The majority of such CMBS investments have previously been financed using “match-funded” collateralized debt obligations (or CDOs), and such related CDO liabilities are not subject to mark-to-market “margin call” requirements. In addition, unlike our CMBS investments, under GAAP, such CDO liabilities are currently not carried at fair value on our balance sheet and, instead, are carried at our cost basis.

•
Subsequent Events: On October 30, 2007, the Company sold a 50% interest in our portfolio of 12 net leased assets for $39.2 million, resulting in a significant increase in liquidity from September 30, 2007 to November 6, 2007.

Operating Results

Net income was $10.5 million, or $0.41 per diluted share, for the three months ended September 30, 2007, compared to $8.3 million, or $0.32 per diluted share, for the three months ended September 30, 2006. Net income was $30.4 million, or $1.18 per diluted share, for the nine months ended September 30, 2007, compared to $22.5 million, or $0.88 per diluted share, for the nine months ended September 30, 2006. FFO was $10.9 million, or $0.43 per diluted share, for the three months ended September 30, 2007, compared to $8.3 million, or $0.32 per diluted share, for the three months ended September 30, 2006. FFO was $31.3 million, or $1.22 per diluted share, for the nine months ended September 30, 2007, compared to $22.5 million, or $0.88 per diluted share, for the nine months ended September 30, 2006. At the end of this earnings release is a reconciliation of GAAP net income to FFO as well as a definition of FFO.

Total revenues were $36.2 million and $100.2 million for the three and nine months ended September 30, 2007, respectively, compared to $17.9 million and $47.2 million for the three and nine months ended September 30, 2006, respectively. The increase in revenues is due to increased revenue-generating investment balances.

Interest expense for the three and nine months ended September 30, 2007 was $20.7 million and $56.1 million, respectively, compared to $5.5 million and $13.4 million for the three and nine months ended September 30, 2006, respectively. The increase in interest expense is primarily related to the second collateralized debt obligation offering (or CDO II) completed by us in October 2006, as well as increased average balances outstanding on repurchase agreements and interest related to our issuance of trust preferred securities.

Total management fees were $2.3 million and $6.4 million for the three and nine months ended September 30, 2007, respectively, compared to $1.9 million and $5.7 million for the three and nine months ended September 30, 2006, respectively. Base management fees were $1.8 million and $1.9 million for the three months ended September 30, 2007 and 2006, respectively. Base management fees were $5.6 million and $5.7 million for the nine months ended September 30, 2007 and 2006, respectively. The Company incurred an incentive management fee of $0.4 million and $0.8 million during the three and nine months ended September 30, 2007, respectively. There were no incentive fees incurred during the three and nine months ended September 30, 2006.

General and administrative expenses were $1.5 million and $5.7 million for the three and nine months ended September 30, 2007, respectively, compared to $2.1 million and $5.3 million for the three and nine months ended September 30, 2006, respectively. The decrease in general and administrative expenses for the three months ended September 30, 2007 compared to the same period in 2006 is primarily due to decreased due diligence expense related to lower acquisition volume offset, in part, by higher collateral administration fees related to CDO II (affiliate expense). The increase in general and administrative expenses for the nine months ended September 30, 2007 compared to the same period in 2006 is primarily due to increased collateral administration fees related to CDO II (affiliate expense), audit and tax services related to external audit and Sarbanes-Oxley compliance, interest rate risk management fees and legal fees, offset in part, by reduced due diligence expenses.

The Company recorded other than temporary impairment charges of $0.8 million for the three and nine months ended September 30, 2007. For the three and nine months ended September 30, 2006, the Company recorded other than temporary impairment charges of $35,327 and $0.3 million, respectively.

Investment Activity

During the three months ended September 30, 2007, the Company acquired one CMBS investment for $39.9 million, prior to closing credits, with a weighted average loss adjusted yield of 8.9%. The Company also received principal repayments of $26.3 million related to eight real estate loan investments during the quarter ended September 30, 2007.

Since raising our initial equity capital in June 2004 through September 30, 2007, the Company has closed 54 investments, comprised of CMBS, real estate loans and real estate assets totaling approximately $2.0 billion. In addition, through September 30, 2007 the Company has sold assets or received principal payments on investments aggregating approximately $376.8 million.

The Company’s investments as of September 30, 2007 consist of:

				Weighted Average Yield
	Carrying Value at September 30, 2007	Amortized Cost at September 30, 2007	% of Total Investments	Loss Adjusted	No Loss
	($ in millions)		(based on cost)
CMBS	$865.7	$1,002.6	62.5%	8.6%	11.0%
Real estate loans	524.8	524.8	32.7%	8.3%	N/A
Real estate assets	76.7	76.7	4.8%	14.2%	N/A
Total	$1,467.2	$1,604.1	100.0%	8.8%	N/A

“Loss Adjusted” yields reflect the impact of estimated future losses on underlying collateral for our CMBS investments and are the basis on which we record interest income on such investments in our GAAP financial statements in accordance with guidance provided by Emerging Issues Task Force (“EITF”) 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” “No Loss” yields represent the contractual estimated return on our CMBS investments in the event that no losses are ever realized on the underlying collateral, and is not the yield used to recognize income in accordance with GAAP. The “Loss Adjusted” or GAAP yield is approximately 240 basis points less than the “No Loss” yield because the “Loss Adjusted” yield takes into consideration estimated future losses on underlying collateral for our CMBS investments.

Although we have the intent and ability to hold our CMBS investments to maturity, in accordance with GAAP, the Company’s CMBS investments are classified as available for sale. As such, absent impairment, changes in the estimated market value of such CMBS investments are reflected as changes to accumulated other comprehensive income (loss) and affects stockholders’ equity. As of September 30, 2007, the Company’s CMBS investment portfolio was in a net unrealized loss position of approximately $136.8 million compared to a net unrealized gain position of $6.1 million as of December 31, 2006. The unrealized loss position as of September 30, 2007 is primarily driven by the significant widening of credit spreads for CMBS investments which has occurred over the last several months. For example, the credit spread over applicable swap rates for a typical BBB- CMBS new-issue bond rose to approximately 425 basis points as of September 30, 2007, compared to approximately 250 basis points as of June 30, 2007 and approximately 95 basis points as of December 31, 2006. Subsequent to September 30, 2007, such credit spreads for new-issue BBB- CMBS bonds increased to well in excess of 500 basis points.

The Company’s objective is to “match-fund” its long-term assets with long term non-recourse, committed financing. With respect to the Company’s CMBS investments and, more specifically with respect to the unrealized loss of $136.8 million at September 30, 2007, the following table provides a breakdown of such unrealized losses by financing source as of September 30, 2007 (amounts in millions):

	Estimated Fair Value	Amortized Cost	Unrealized Gain (Loss)
CMBS, financed by CDO I or CDO II	$680.8	$791.4	$(110.6)
CMBS, not financed by CDO's	184.9	211.1	(26.2)
Total	$865.7	$1,002.5	$(136.8)

Note: CDO I represents the collateralized debt obligation completed in the quarter ended December 31, 2005. CDO II represents the CDO completed in quarter ended December 31, 2006.

Over 80% of the total $136.8 million in unrealized losses are on assets contributed to CDO I or CDO II (the “CDOs”). The CDOs are non-recourse to the Company and are not subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral. Assuming such CMBS investments are held to maturity, the Company generally expects that such unrealized losses on CMBS investments will reverse over time, absent adverse changes in actual or projected losses on underlying collateral versus losses that are currently projected and reflected in our “Loss Adjusted,” or GAAP yield.

Stockholders’ Equity

At September 30, 2007, our common equity book value per share was $8.46, compared to $14.36 at December 31, 2006. The decline is primarily due to changes in the estimated fair value of our CMBS investments resulting from widening of credit spreads, offset, in part, by lower applicable interest rates, including United States Treasury rates and swap rates, as well as decreases in the value of interest rate swaps due to decreases in swap rates.

Based on GAAP requirements currently applicable to the Company, the Company currently carries its CMBS investments and interest rate swaps at fair value in our GAAP financial statements. However, we are currently precluded from carrying our other financial assets or liabilities at fair value in our GAAP financial statements. Based on current Company estimates, in the event that all of the Company’s financial assets and liabilities were carried at fair value at September 30, 2007, a non-GAAP measure, the Company believes that stockholders’ equity would be significantly higher. For example, with respect to the notes payable for our two CDO transactions, based on dealer marks provided as of September 30, 2007, the estimated fair value of such notes payable would be approximately $795 million to $855 million, or approximately $120 million to $180 million less than our stated liability of approximately $975 million. With respect to other financial assets and liabilities, we estimate, on a net basis, that fair values reasonably approximate GAAP carrying values.

SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities - Including an Amendment of SFAS No. 115,” which is effective for the Company’s fiscal year commencing January 1, 2008, will provide the option to present all or some of the Company’s financial assets and liabilities at fair value. The Company is evaluating what impact, if any, SFAS No. 159 will have on its consolidated financial statements.

Credit Quality and Continued Focus on Commercial Real Estate

We continue to focus on debt securities and loans collateralized by commercial real estate assets. The Company has no investments in single family residential loans or residential mortgage backed securities, including no investments in “sub prime” residential loans or “sub prime” residential mortgage backed securities. However, at September 30, 2007, the Company continued to have one $17.5 million mezzanine real estate loan collateralized by garden-style apartments located in Florida that have been converted to for-sale condominiums. As of November 6, 2007, the balance of this loan has been paid down to approximately $16.0 million.

For our 26 CMBS investments as of September 30, 2007, the performance of the underlying collateral has generally remained consistent with our original underwriting. In addition, there are no existing delinquencies or monetary defaults on any of our 16 real estate loans and our 12 real estate assets. An impairment charge of $0.8 million was taken during the three months ended September 30, 2007. The impairment relates to two CMBS investments, one with an amortized cost basis of $4.6 million and one with an amortized cost basis of $2.4 million where the net present value of projected future cash flows on a combined basis decreased by approximately $0.3 million.

During the three months ended September 30, 2007, the Company received repayments on real estate loans totaling $26.3 million. Subsequent to September 30, 2007, the Company received additional repayments on real estate loans totaling $5.7 million.

Subsequent to September 30, 2007, the Company was notified of the default of 7 multi-family loans, serving as collateral for five different CMBS investments. The total unpaid principal balance on such loans is approximately $122 million, representing approximately 1.2% of the total loan balance collateralizing the five related CMBS investments in which JRT has an interest. The Company is evaluating the impact, if any, of such defaults on its future loss and cash flow projections on such CMBS investments.

Borrowings / Liquidity

At September 30, 2007, the Company had $65.7 million in unrestricted cash plus an additional $0.2 million of restricted cash. As of November 6, 2007, unrestricted cash increased to $92.2 million primarily as a result of the sale of a 50% interest in our 12 Charter School net leased assets. With respect to liabilities, at September 30, 2007, total liabilities were $1.3 billion. The data below further describes the individual components of our liabilities:

-
$974.6 million (or 72.6% of total liabilities) represents borrowings in the form of long term, “match-funded” debt relating to our two collateralized debt obligation offerings, CDO I and CDO II. CDO I and CDO II are not subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral, have maturities tied specifically to actual repayments of underlying collateral and are generally non-recourse to the Company.

-
$285.0 million (or 21.2% of total liabilities) represents borrowings under short-term repurchase facilities with three separate lenders. The total commitment amount under these facilities, subject to the collateral margin requirements, is $650.0 million. These facilities are generally subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral, and contain certain recourse provisions to the Company.

-
$61.9 million (or 4.6% of total liabilities) represents borrowings in the form of unsecured junior subordinated debentures. These debentures are not subject to “margin calls” based on mark-to-market fair value determinations of underlying collateral but are fully recourse to the Company. These debentures have a maturity date of April 2037 and are outstanding in connection with our issuance of $60 million trust preferred securities.

-	$21.6 million (or 1.6% of total liabilities) was in the form of trade payables, amounts due to affiliates, dividends declared but not paid to common shareholders and other liabilities.

The Company's ratio of total liabilities to stockholders’ equity as of September 30, 2007 was 6.1x compared to 2.7x as of December 31, 2006. Excluding the impact of the accumulated other comprehensive income (loss) component of stockholders’ equity, or Adjusted Stockholders’ Equity (a non-GAAP measure), the ratio of total liabilities to Adjusted Stockholders’ Equity was 3.7x and 2.7x at September 30, 2007 and December 31, 2006, respectively. We believe Adjusted Stockholders’ Equity is a meaningful measure as certain of the financial covenants within our repurchase agreements use Adjusted Stockholders’ Equity as one of the measures to determine our leverage. At the end of this earnings release is a reconciliation of stockholders’ equity determined in accordance with GAAP to Adjusted Stockholders’ Equity.

Dividends

The Board of Directors approved a dividend of $0.45 per common share for the three months ended September 30, 2007 compared to a dividend of $0.40 per common share for the three months ended September 30, 2006. The dividends were paid on October 31, 2007 to common stockholders of record on September 28, 2007.

Charter Schools

On October 30, 2007, JRT sold 50% of its interest in the portfolio of Charter School net leased real estate assets for $39.2 million and no gain or loss is expected to be recognized on the transaction. JRT will earn an ongoing management fee for the management of these assets. The transaction reduces the Company’s exposure to a single tenant and represents a third party validation of the value of these assets. The liquidity generated from the transaction will be used for general corporate purposes.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company's target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Conference Call

Management will host an earnings conference call on Wednesday, November 7, 2007 at 9 A.M. Eastern Standard Time. A copy of the earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 271-0675 (from within the U.S.) or (617) 213-8892 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference passcode "28161892.”

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until November 21, 2007 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference passcode "92464138.”

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulations G. In addition, the Company has used non-GAAP financial measures, in particular Funds from Operations, or FFO, and Adjusted Stockholders’ Equity in this press release. Reconciliations of FFO and Adjusted Stockholders’ Equity and the comparable GAAP financial measure (net income and stockholders’ equity, respectively) can be found on the last page of this release.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source and fund new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

Tae-Sik Yoon, Chief Financial Officer, JER Investors Trust Inc.: (703) 714-8094
Dave Sturtevant, ROI: (703) 813-5643, ext. 243

JER INVESTORS TRUST INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)

ASSETS
Cash and cash equivalents	$65,654	$143,443
Restricted cash	159	83,085
CMBS, at fair value	865,727	790,203
Real estate loans	524,843	287,845
Real estate assets, net	76,664	38,740
Accrued interest receivable	10,371	8,241
Due from affiliate	-	146
Deferred financing fees, net	14,790	14,684
Interest rate swap agreements, at fair value, net	-	1,136
Other assets	3,950	438

Total Assets	$1,562,158	$1,367,961

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable	$974,578	$974,578
Repurchase agreements	285,029	-
Junior subordinated debentures	61,860	-
Accounts payable and accrued expenses	1,159	939
Dividends payable	11,615	18,523
Due to affiliate	1,742	2,110
Interest rate swap agreements, at fair value, net	3,401	-
Other liabilities	3,641	1,830
Total Liabilities	1,343,025	997,980

Stockholders' Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 25,902,535 and 25,757,035 shares issued and outstanding, respectively	259	258
Additional paid-in capital	392,228	391,872
Cumulative dividends paid/declared	(103,795)	(69,250)
Cumulative earnings	75,806	45,374
Accumulated other comprehensive income (loss)	(145,365)	1,727
Total Stockholders' Equity	219,133	369,981
Total Liabilities and Stockholders' Equity	$1,562,158	$1,367,961

JER INVESTORS TRUST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES
Interest income from CMBS	$20,962	$13,731	$59,316	$33,931
Interest income from real estate loans	11,302	3,992	30,681	10,169
Interest income from cash and cash equivalents	1,146	160	4,696	3,095
Lease income from real estate assets	2,746	-	5,522	-
Total Revenues	36,156	17,883	100,215	47,195

EXPENSES
Interest expense	20,665	5,474	56,058	13,361
Management fees, affiliate	1,845	1,906	5,551	5,742
Incentive fees, affiliate	438	-	826	-
Depreciation of real estate assets	412	-	824	-
General and administrative	1,459	2,127	5,712	5,265
Total Expenses	24,819	9,507	68,971	24,368

INCOME BEFORE OTHER GAINS (LOSSES)	11,337	8,376	31,244	22,827

OTHER GAINS (LOSSES)
Loss on impairment of assets	(812)	(35)	(812)	(345)
NET INCOME	$10,525	$8,341	$30,432	$22,482

Net earnings per share:
Basic	$0.41	$0.32	$1.18	$0.88

Diluted	$0.41	$0.32	$1.18	$0.88

Weighted average shares of common stock outstanding:
Basic	25,708,035	25,687,905	25,698,475	25,684,471

Diluted	25,710,582	25,700,168	25,712,895	25,691,644

Dividends declared per common share	$0.45	$0.40	$1.34	$1.09

1. Funds from Operations

JER INVESTORS TRUST INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Net income available to common stockholders	$10,525	$8,341	$30,432	$22,482
Add:
Depreciation on real estate assets	412	-	824	-
Funds from Operations (FFO) *	$10,937	$8,341	$31,256	$22,482

FFO per share:
Basic	$0.43	$0.32	$1.22	$0.88

Diluted	$0.43	$0.32	$1.22	$0.88

* The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

2.	Adjusted Stockholders’ Equity

JER INVESTORS TRUST INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
(in thousands, except ratios)

	As of
	September 30, 2007	December 31, 2006
Stockholders' equity	$219,133	$369,981

Less:
Accumulated other comprehensive income (loss)	145,365	(1,727)
Adjusted Stockholders' Equity	$364,498	$368,254

Total liabilities	$1,343,025	$997,980

Ratio of total liabilities to Adjusted Stockholders' Equity	3.7x	2.7x